Exhibit 10.29

Consulting Services Agreement

This Consulting Services Agreement (“Agreement”), effective October 15, 2003 (“The Effective Date”), is made by and between Vitrix, Inc., (“Customer”), and Todd P. Belfer (“Consultant”).

WHEREAS, Customer desires to obtain certain consulting services (“Services”); and

WHEREAS, Consultant has represented to Customer that it has the desire and expertise to provide such Services; and

WHEREAS, Customer has agreed to retain Consultant to provide such Services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and for other good and valuable consideration as hereinafter set forth, and intending to be legally bound hereby, Customer and Consultant (each a “Party” and collectively the “Parties”) agree as follows:

1. SERVICES

Consultant will provide the Services described in Attachment A.

2. FEES AND EXPENSES

2.1         Fees.  In exchange for the Services, Customer shall provide Consultant with 200,000 Vitrix stock options at a price of $.75 per share.  The options will vest equally (50,000 per year) over a four-year period. The terms of your options will be set forth in a separate option agreement (the “Option Agreement”).  Consultant must continue as a member of the board of directors of Customer in order for vesting to continue.

2.2         Expenses.  Customer shall reimburse Consultant for all reasonable, out-of-pocket expenses incurred in the performance of the Services, including, but not limited to telephone calls, travel and accommodation charges, provided that Customer pre-approves any significant expenses.

3. CONFIDENTIAL INFORMATION

The term “Confidential Information” means any and all documentation, material or information provided by Customer to Consultant, and all information regarding Customer’s business affairs, customer’s finances, properties, methods of operation, data, systems, procedures, algorithms or computer programs which Consultant may acquire possession or knowledge of in connection with the Services, except such information or data: (i) as Customer and Consultant (“the Parties”) agree in writing is not proprietary or confidential; or (ii) is otherwise in the public domain not as a result of a breach of any obligation of confidentiality owed to Customer by Consultant or any third party.

3.1         Obligation of Confidentiality.  Consultant shall use the Confidential Information solely to provide the Services.  Consultant agrees that, during the term of Services and up to a period of three (3) years thereafter, it will hold the Confidential Information in strict confidence.

4. OWNERSHIP OF CONSULTANT’S EFFORTS

Unless otherwise agreed by the Parties, all Services rendered by Consultant and the resulting products of such Services, including but not limited to proposals, marketing or sales plans, presentations, licensing, service and other agreements, reports and any other materials specifically prepared for Customer (“the Materials”), shall be considered “works made for hire” and all right, title and interest in such Materials shall be owned by Customer.

5. TERM AND TERMINATION

The term (“Term”) shall begin on the Effective Date and, unless otherwise terminated in accordance with this Section, shall continue for a period of four (4) years from such date.  Upon the expiration of this Term, the Parties may, at their option, elect to enter into a different business arrangement.

5.1         Termination by Customer.  Customer shall have the right to terminate this Agreement, for reasons of non-performance, upon thirty (30) days notice in writing.

5.2         Termination by Consultant.  Consultant shall have the right to terminate this Agreement, for any reason, upon thirty (30) days notice in writing.

5.3         In the event of termination, Consultant shall be entitled to compensation for any Services provided prior to termination. Upon termination, Consultant shall, at the request and option of Customer, either promptly return to Customer all Confidential Information and any Materials, together with any copies thereof, or provide Customer with a written notice certifying that all such items have been destroyed.

6. LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS OR GOODWILL), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  CONSULTANT’S TOTAL AGGREGATE LIABILITY TO CUSTOMER OR TO ANY THIRD PARTY UNDER THIS AGREEMENT WILL BE LIMITED TO THE PAYMENTS DUE OR PAID UNDER THIS AGREEMENT.

7. INDEPENDENT CONTRACTOR STATUS

Consultant is an independent contractor under this Agreement and nothing herein shall be construed to create a partnership or joint venture between the parties.

8. GOVERNING LAW

All questions concerning the validity, operation, interpretation, and construction of this Agreement will be governed by and determined in accordance with the laws of the State of Arizona.

9. SEVERABILITY

If any provision of this Agreement shall be held illegal, unenforceable, or in conflict with any law of a federal, state or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions hereof shall not be affected thereby.

10. NOTICES

All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective when deposited in the U.S. mail as registered mail, return receipt requested, postage prepaid or sent by courier and addressed to the parties at the addresses noted below, unless by such notice a different address shall have been designated in writing.

For Company:	For Customer:
Attn. Craig Smith	Attn: Todd P. Belfer
Vitrix, Inc.
51 W. Third Street, Suite 310
Tempe, AZ 85281

11.  FORCE MAJEURE

Notwithstanding anything else in this Agreement, no default, delay or failure to perform on the part of either Party shall be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due to causes beyond reasonable control of the Party charged with a default, including, but not limited to causes such as strikes, lockouts, or other labor disputes, riots, civil disturbances, actions or inactions or governmental authorities or suppliers, epidemics, war, embargoes, severe weather, fire, earthquakes, acts of God or the public enemy, nuclear disasters, or default of a common carrier.

12.  ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between Customer and Consultant in relation to this subject matter, and supersedes all prior representations, proposals, discussions and communications, whether oral or in writing.  This may be modified only by an instrument in writing, signed by both Parties.

The Parties have caused this Agreement to be executed by their duly authorized representatives.

Vitrix, Inc.	Todd P. Belfer

By:	By:

Title:	Title:

Date:	Date:

EXHIBIT A

DESCRIPTION OF SERVICES

Services will include but not necessarily be limited to the following:

1.               Work with investment bankers, brokers and individual investors with intent to raise money for Customer.

2.               Introduce executives of Customer to potential new investors.

3.               Provide contacts and make introductions with local companies to facilitate the sale of the Customer’s products and services into that base.

4.               Work with KCSA on Public Relations and Investor Relations activities for Customer.

5.               Assist in Mergers and Acquisition candidate definition and potential acquisition process.

6.               Travel as necessary on behalf of Customer, including doing investor road shows.

7.               Spend time in strategy sessions with executives of Customer.